Platform Specialty Products Corporation
Conflict Minerals Report

This Conflict Minerals Report of Platform Specialty Products Corporation ("Platform," "we," "us," or "our") for the reporting year from January 1, 2017 to December 31, 2017 (the "Reporting Year") has been prepared pursuant to Rule 13p-1 of the Securities Exchange Act of 1934, as amended. Rule 13p-1 imposes certain reporting obligations on issuers whose manufactured products contain Conflict Minerals which are necessary to the functionality or production of their products. "Conflict Minerals" are defined by the Securities and Exchange Commission as cassiterite, columbite-tantalite, gold, wolframite, and their derivatives: tin, tantalum, tungsten, and gold.

Platform's operations are organized into two reportable segments: Performance Solutions and Agricultural Solutions. We determined that certain Conflict Minerals were necessary to the functionality or production of certain products manufactured by Performance Solutions, or contracted by Performance Solutions to be manufactured by a third party.
It is Platform’s policy not to knowingly purchase any raw materials that contain Conflict Minerals that directly or indirectly finance or benefit armed groups in the Democratic Republic of the Congo or any adjoining country (each a "Covered Country" and collectively, the "Covered Countries"). Platform's conflict minerals policy is publicly available on Platform's website at www.platformspecialtyproducts.com under “Investor Relations - Corporate Governance.”
Supply Chain Due Diligence
Performance Solutions formulates and markets dynamic chemistry solutions that are used in automotive production, electronics, commercial packaging and printing, and oil and gas production and drilling. Its supply chain is complex. There are multiple tiers between our company and the mines. Accordingly, we rely on our direct suppliers to provide information on the origin of the Conflict Minerals included in our products. The methods we used to try to determine the origin of Conflict Minerals in our products included:

•	determining which products require a Conflict Mineral that is necessary to the functionality or production of such products (as determined, the "CM Products");

•	identifying the suppliers of the Conflict Minerals contained in the CM Products (as identified, the "CM Suppliers") in order to conduct our ROIC (as defined and described below);

•	reviewing responses received from the CM Suppliers in connection with our ROIC and following up on inconsistent, incomplete and/or inaccurate responses; and

•	sending reminders to CM Suppliers who did not respond to our requests for information.
Platform has a cross-functional team responsible for implementing processes related to the responsible sourcing of Conflict Minerals, including the procurement, compliance, legal and supply chain functions. Platform’s due diligence process and its implementation were intended to conform in all material respects to the OECD Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas, and the supplements for each Conflict Mineral.
Our reasonable country of origin inquiry ("ROIC") consisted in sending each CM Supplier (i) a Conflict Minerals certification and agreement (the "Conflict Minerals Certification"), which requires that each CM Supplier certify that no Conflict Minerals sold to Platform during the Reporting Year originated from the Democratic Republic of the Congo or any adjoining country (each a "Covered Country" and collectively, the "Covered Countries") based on such supplier's own due diligence, and (ii) the latest questionnaire template developed by the Responsible Business Alliance, formerly the Electronic Industry Citizenship Coalition (EICC), and the Global e-Sustainability Initiative (GeSI) known as the Conflict Minerals Reporting Template ("CMRT"), which requires that each CM Supplier provide information on (a) the Conflict Minerals contained in the CM Products sold to Platform during the Reporting Year and (b) the source of such Conflict Minerals, including the country of origin of the Conflict Minerals used, the smelter name and location.
All CM Suppliers' responses were reviewed against (i) our conflict minerals policy, which requires all our suppliers to comply with applicable laws and regulatory requirements, and to source Conflict Minerals only from conflict-free sources and (ii) publicly available information posted as part of the Responsible Minerals Initiative ("RMI"), formally the Conflict-Free Sourcing Initiative, to assist us in determining whether a smelter was sourcing Conflict Minerals in a socially responsible manner. If a smelter was included on the Responsible Minerals Assurance Process (RMAP) Conformant Smelter & Refiner List (the "Conflict Free Smelter List") maintained by the RMI, we determined that we would rely on the results of that third-party audit for purposes of the risk assessment with respect to the Conflict Minerals in our supply chain and the evaluation of whether the smelters identified by the CM Suppliers of these Conflict Minerals have effective due diligence practices.
Results of Supply Chain Due Diligence
Notwithstanding executing the due diligence and ROIC described above, we have not been able to establish the conflict status of certain Conflict Minerals contained in our CM Products due to the unavailability of complete information across our broad and deep supply chain. In addition, most of the CM Supplier responses represented their supply chain at a company-level rather than being product-specific. Therefore, the list of processing facilities contained in their CMRTs may have contained more facilities than those that actually process the Conflict Minerals contained in the CM Products. Among these facilities, certain smelters or refiners reported by the CM Suppliers were indicated as known or reasonably believed to source minerals from the Covered Countries. These smelters or refiners, however, were certified by the RMI as compliant smelters or refiners only sourcing in conflict-free regions of Covered Countries. All other identified smelters identified by the CM Suppliers were also validated as compliant on the Conflict Free Smelter List with no indication of Covered Country sourcing.
Ongoing Improvements to Due Diligence Process
Our due diligence and ROIC processes are based on the necessity of gathering information from our direct suppliers, and then, in turn, these suppliers seeking similar data from other downstream companies. We, and other downstream companies, rely on the list of the smelters and refiners maintained by the RMI. Our intention is to continue to improve our internal process and risk mitigation strategies and to work with our suppliers on the completeness and quality of their responses in order to improve our ability to track Conflict Minerals in our supply chain.
This Conflict Minerals Report is publicly available on Platform's website at www.platformspecialtyproducts.com under “Investor Relations - Corporate Governance.” The content of Platform’s website is indicated for general information purposes only and is not incorporated by reference herein.
Forward-Looking Statements
This Conflict Minerals Report contains“forward-looking statements” within the meaning of the federal securities laws. Forward-looking statements can be identified by words such as "expect," "anticipate," "project," "will," "should," "believe," "intend," "plan," "estimate," "predict," "believe," "seek," "continue," "outlook," "may," "might," "should," "can have," "likely," "potential," "target," and variations of such words and similar expressions. The principal forward-looking statements in this Conflict Minerals Report include statements about Platform's intention to continue to improve its internal process and risk mitigation strategies and to work with its suppliers in order to improve its ability to track any Conflict Minerals in its supply chain. Forward-looking statements are based on management's estimates and assumptions with respect to future events and financial performance and are believed to be reasonable, though are inherently uncertain and difficult to predict. Actual results could differ materially from those projected as a result of certain factors, which include, among others, (i) the implementation of satisfactory traceability and other compliance measures by our direct and indirect suppliers, (ii) changes in the Conflict Minerals Rule and other political and regulatory developments relating to the sourcing of Conflict Minerals, and (iii) those factors set forth in the Risk Factors sections of Platform's periodic filings with the Securities and Exchange Commission. Any forward-looking statement in this Conflict Minerals Report is based only on information currently available to Platform and speaks only as of the date on which it is made. Platform undertakes no obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.